CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of RBC Funds Trust of our reports dated May 24, 2022, relating to the financial statements and financial highlights, which appear in RBC Emerging Markets Equity Fund’s, RBC Short Duration Fixed Income Fund’s, RBC Ultra-Short Fixed Income Fund’s, RBC Global Opportunities Fund’s, RBC International Opportunities Fund’s, RBC Emerging Markets Value Equity Fund’s, and RBC Global Equity Leaders Fund’s Annual Reports on Form N-CSR for the periods ended March 31, 2022. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, MN

July 28, 2022